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                                                                EXHIBIT 5.1


                 [STRADLING, YOCCA, CARLSON & RAUTH LETTERHAD]




                                 June 19, 1996




Platinum Software Corporation
195 Technology Drive
Irvine, California 92718

         Re: Registration Statement on Form S-8 - 1996 Nonqualified Stock Option Plan

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Platinum Software Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of the Company's common stock, $0.001 par value ("Common Stock"), issuable under the Company's 1996 Nonqualified Stock Option Plan (the "Plan").

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that:

                 1. stock options, when issued in accordance with the Plan, will be legally and validly issued and binding obligations of the Company; and

                 2. 500,000 shares of Common Stock, when issued pursuant to the Plan and against full payment in accordance with the respective terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        [SIG]

                                        STRADLING, YOCCA, CARLSON & RAUTH